Exhibit 99.1

Fluor Corporation 6700 Las Colinas Blvd Irving, Texas 75039	Lisa Boyette/Keith Stephens Media Relations 469.398.7622 /469.398.7624 tel

469.398.7000 main tel 469.398.7255 main fax	Ken Lockwood Investor Relations 949.349.3815 tel 949.349.5375 fax

News Release

Fluor Reports Strong First Quarter Results and Raises Full Year Guidance
Irving, TX, — May 8, 2006 — Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2006. Revenues for the first quarter increased 27 percent to $3.6 billion, up from $2.9 billion in the first quarter of 2005. Net earnings increased to $88.9 million, or $1.00 per share, compared with $47.4 million, or $0.56 per share for the same period last year. Operating profits rose 56 percent to $184.4 million, with the majority of the increase coming from the Government and Global Services segments, along with continued strong contributions from Oil & Gas. Operating margins rose to 5.1 percent, up from 4.1 percent a year ago.
     New awards for the first quarter were $3.8 billion, with substantial new bookings in all segments except Power. Consolidated backlog rose to $15.4 billion, compared with $14.9 billion at December 31, 2005.
     “Fluor is off to a great start in 2006,” said Chairman and Chief Executive Officer Alan Boeckmann. “Earnings per share exceeded expectations and we continue to see substantial new project opportunities in all business groups. The outlook for Fluor is very positive, with many of our markets in strong upturns driving continued growth in demand for engineering, procurement, construction and maintenance services globally. Clients continue to announce significant capital spending plans, and the company is particularly well-positioned to capitalize on these trends in oil & gas, petrochemicals, infrastructure, mining and power.”
     Corporate G&A expense for the quarter was $41.8 million compared with $38.1 million a year ago. Fluor’s cash and securities declined to $654 million from $789 million last quarter,

primarily due to working capital balances associated with work for the Federal Emergency Management Agency (FEMA).
Outlook
     The first quarter was very strong, but contributions from the Government group’s contingency response work for FEMA, reconstruction work in Iraq, and the nearly-complete Fernald project are likely to be materially lower in the second half of 2006. Considering the strong first quarter performance and the favorable outlook for Fluor’s other markets in 2006, we are raising our guidance for the year to a range of $2.90 to $3.20 per share, up from previous guidance of $2.80 to $3.10 per share.
Business Segments
     Fluor’s Oil & Gas segment reported revenues of $1.2 billion, level with the first quarter of last year. Operating profit was a strong $56.7 million, compared to $54.3 million a year ago, with operating margins improving to 4.8 percent, from 4.6 percent last year. New awards were very strong across upstream, downstream and petrochemical markets and backlog rose 12 percent over last quarter.
     Fluor’s Industrial & Infrastructure segment reported revenue of $763 million, up 14 percent from $670 million a year ago. Operating profit declined from $20.8 million a year ago to $13.6 million this quarter. Operating margins were 1.8 percent, compared with 3.1 percent a year ago which benefited from substantial progress on a European infrastructure project. The infrastructure unit recently announced two major new awards, the first of which was the construction management of the World Trade Center transportation hub, with Fluor’s 32.5 percent share of the $1 billion project included in the first quarter. The second announcement occurred in April, when the unit received official confirmation of the award of the San Francisco-Oakland Bay Bridge project. Fluor’s portion of this award is approximately $700 million, and will be booked into backlog in the second quarter.
     The Government segment reported first quarter revenues of $1.1 billion, up from $561 million a year ago. Operating profit increased to $78.5 million, up from $9.1 million in the first quarter of 2005 which included $31 million in loss provisions on fixed price embassy contracts.

Operating margins rose to 6.9 percent, from 1.6 percent a year ago. Increased profits and margins were attributable to the absence of charges on embassy projects, to disaster relief work for FEMA, as well as solid contributions from the Fernald project and reconstruction work in Iraq.
     Revenue for the Global Services segment grew 26 percent during the quarter to $459.3 million, from $365.4 million a year ago. Operating profit increased 14 percent to $35.6 million, up from $31.3 million a year ago. Growth in revenues was broad-based, while increases in profits were mainly due to strength in the construction equipment services and temporary staffing units. Operating margins decreased modestly, from 8.6 percent a year ago to 7.8 percent this quarter.
     Fluor’s Power segment reported $77.8 million in revenue, level with revenue of $79.1 million in the first quarter of 2005. For the quarter, the Power segment reported break-even results, compared with profits of $3.1 million in the first quarter of 2005. A key Power client recently named Fluor as one of two exclusive partners for the engineering, procurement and construction of a major program for new coal-fired power generation facilities.
First Quarter Conference Call
     Fluor will host a conference call at 10:00 a.m. Eastern Daylight Time on Tuesday, May 9, 2006 which will be webcast live on the internet and can be accessed by logging onto http://investor.fluor.com. The webcast will be archived for 30 days following the call.
About Fluor Corporation
     Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $13.2 billion in 2005. For more information, visit www.fluor.com.
Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to the preliminary financial results of the Company pending completion of the Company’s audit, future backlog, revenue and earnings growth opportunities, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things:

differing financial results upon completion of the Company’s audit; failure to achieve projected backlog, revenue and/or earnings levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, failure to make anticipated increased capital investment or expenditures, by the Company’s clients including our oil, gas, petrochemicals, infrastructure, mining, power and government clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; our ability to hire and retain qualified personnel; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.
     Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 1, 2006, and Form 10-Q for the quarter ended March 31, 2006 filed on May 8, 2006. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (949) 349-3815. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.
FLRF

FLUOR CORPORATION
(in millions, except per share amounts)
Unaudited
CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2006		2005

Revenues	$3,624.9		$2,859.8
Costs and Expenses:
Cost of Revenues	3,440.5		2,741.2
Corporate G&A	41.8		38.1
Net Interest Income	(0.2)		(0.1)

Total Costs and Expenses	3,482.1		2,779.2

Earnings before Income Taxes	142.8		80.6
Income Tax Expense	53.9		33.2

Net Earnings	$88.9		$47.4

Basic Earnings per Share
Net Earnings	$1.03		$0.57
Weighted Average Shares	85.9		83.7
Diluted Earnings per Share
Net Earnings	$1.00		$0.56
Weighted Average Shares	88.9		84.9
New Awards	$3,825.8		$3,350.7
Backlog	$15,377.3		$15,416.0
Work Performed	$3,540.9		$2,806.5

BUSINESS SEGMENT FINANCIAL REVIEW

THREE MONTHS ENDED MARCH 31	2006		2005

Revenues
Oil & Gas	$1,191.2		$1,183.9
Industrial & Infrastructure	762.9		670.3
Government	1,133.7		561.1
Global Services	459.3		365.4
Power	77.8		79.1

Total revenues	$3,624.9		$2,859.8

Operating Profit Margin $ and %	$	%	$	%

Oil & Gas	$56.7	4.8	$54.3	4.6
Industrial & Infrastructure	13.6	1.8	20.8	3.1
Government	78.5	6.9	9.1	1.6
Global Services	35.6	7.8	31.3	8.6
Power	—	—	3.1	4.0

Total Operating Profit Margin $ and %	$184.4	5.1	$118.6	4.1

FLUOR CORPORATION
Unaudited
SELECTED BALANCE SHEET ITEMS
($ in millions, except per share amounts)

	MARCH 31, 2006	DECEMBER 31, 2005
Cash and Cash Equivalents	$654.0	$789.0
Total Current Assets	3,383.5	3,108.2
Total Assets	4,854.6	4,574.4
Total Short-Term Debt	375.1	330.0
Total Current Liabilities	2,515.5	2,339.3
Long-term Debt	106.3	92.0
Shareholders’ Equity	1,715.1	1,630.6

Total Debt to Capitalization %	21.9%	20.6%
Shareholders’ Equity Per Share	$19.60	$18.72
SELECTED CASH FLOW ITEMS
($ in millions)

	THREE MONTHS ENDED MARCH 31
	2006	2005
Cash Provided (Utilized) by Operating Activities	$(158.3)	$36.9

Investing Activities
Capital Expenditures	(56.1)	(33.2)
Other, Net	5.0	1.7

Cash Utilized by Investing Activities	(51.1)	(31.5)

Financing Activities
Increase (decrease) in short-term borrowings	45.1	(10.0)
Non-recourse Project Financing	14.3	—
Issuance of Common Stock	—	41.8
Cash Dividends	—	(13.7)
Other, Net	19.7	30.8

Cash Provided by Financing Activities	79.1	48.9

Effect of Exchange Rate Changes on Cash	(4.7)	(15.8)

Increase (Decrease) in Cash and Cash Equivalents	$(135.0)	$38.5

Depreciation	$27.8	$23.2

FLUOR CORPORATION
Supplemental Fact Sheet
NEW AWARDS
($ in millions)

THREE MONTHS ENDED MARCH 31	2006		2005		% Chg
Oil & Gas	$1,804	47%	$1,480	44%	22%
Industrial & Infrastructure	672	18%	592	18%	14%
Government	766	20%	443	13%	73%
Global Services	578	15%	754	23%	(23)%
Power	6	0%	82	2%	(93)%

TOTAL NEW AWARDS	$3,826	100%	$3,351	100%	14%

BACKLOG TRENDS
($ in millions)

AS OF MARCH 31	2006		2005		% Chg
Oil & Gas	$6,777	44%	$5,905	38%	15%
Industrial & Infrastructure	3,773	25%	4,868	32%	(22)%
Government	1,061	7%	1,469	10%	(28)%
Global Services	2,663	17%	2,691	17%	(1)%
Power	1,103	7%	483	3%	128%

TOTAL BACKLOG	$15,377	100%	$15,416	100%	(0)%

United States	$6,114	40%	$5,075	33%	20%
The Americas	2,114	14%	4,028	26%	(48)%
Europe, Africa and the Middle East	6,119	39%	5,369	35%	14%
Asia Pacific	1,030	7%	944	6%	9%

TOTAL BACKLOG	$15,377	100%	$15,416	100%	(0)%